UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT No. 5
TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTH TEXAS ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Nevada	1311	27-4556048
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5057 Keller Springs Road, Suite 300
Addison, Texas 75001
469-718-5572
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

VStock Transfer
18 Lafayette Place
Woodmere, N.Y. 11598
212-828-8436
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES OF ALL COMMUNICATIONS TO:
North Texas Energy, Inc.5057 Keller Springs Road, Suite 300, Addison, Texas 75001, 469-718-5572

Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.
_________________

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. 

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-178251), initially filed by the Registrant on March 11, 2013 and declared effective by the Securities and Exchange Commission on March 29, 2013. The Registrant is filing this Post Effective Amendment No. 5 pursuant to Rule 415 for the purpose of extending the time of the Registrant’s offering of securities to the public for sale.  A copy of the Board Resolution of the Registrant authorizing such extension is attached hereto as Exhibit “A”. This Post Effective Amendment does not otherwise modify any provision of the Registrant’s Registration Statement on Form S-1, as amended. Further, this amendment provides required updated financial and operations information in the attached prospectus as required by Regulation S-X of the Securities and Exchange Commission.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering	Amount of Registration Fee (2)

Common	2,000,000	$2.00	$4,000,000	$545.60
Total	2,000,000	$2.00	$4,000,000	$545.60

(1)	The proposed offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

(2)	Fees in the amount of $545.60 were previously paid in connection with the Form S-1 filed by North Texas Energy, Inc. on December 1, 2011 and February 6, 2013.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

 POST EFFECTIVE AMENDED PROSPECTUS NUMBER 4
Subject to completion, dated June 19, 2015

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

North Texas Energy, Inc.
5057 Keller Springs Road, Suite 300 Addison, Texas 75001
469-718-5572

This prospectus relates to the sale of up to 2,000,000 shares of the common stock of
North Texas Energy, Inc.
Offering Made Without an Underwriter
See the Section Offering-Plan of Distribution in the Prospectus

This offering is self-underwritten and conducted on a “Best Efforts No Minimum” basis and will terminate upon the earlier to occur of (i) the date upon which all 2,000,000 shares registered hereunder have been sold, or (ii) the date upon which we terminate this offering. No arrangement has been made to escrow funds received from the stock sales pending the completion of the offering. In that regard, proceeds from sales of the common stock will be delivered directly to the Company as sales occur. Directly funding the Company from the common stock sales exposes investors to significant risks as disclosed further in the section The Offering-Plan of Distribution. Because the offering has no set minimum and there is no plan to escrow the offering proceeds, the Company may fail to raise enough capital to fund its business plan and operations and it’s possible that investors may lose substantially all of their investment. No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. There are no underwriting commissions involved in this offering. The Company does not intend to sell any specific minimum number or dollar amount of securities but will use its best efforts to sell the securities offered.

A Total of Up to 2,000,000 Shares of Common Stock Par Value $ 0.00001 per Share
 Offered at $2 (Two Dollars) Per Share

OUR COMMON STOCK IS NOT TRADED ON ANY NATIONAL SECURITIES EXCHANGE AND IS NOT QUOTED ON ANY OVER-THE-COUNTER MARKET.  THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 8 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

PROSPECTUS SUMARY	1

THE BUSINESS OF THE COMPANY	2

DESCRIPTION OF THE OIL AND GAS LEASE RIGHTS AND RESERVES	4

SUMMARY CONSOLIDATED FINANCIAL DATA	7

RISK FACTORS	8

FORWARD-LOOKING STATEMENTS	10

MANAGMENT'S DISCUSSION AND ANALYSIS	11

DIRECTORS, OFFICERS AND CONTROL PERSONS	15

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS	17

PLAN OF DISTRIBUTION	17

RECENT SALES OF UNREGISTERED SECURITIES	17

FINANCIAL STATEMENTS-CONSOLIDATED FINANCIAL STATEMENTS	18

LITIGATION	35

STOCK TRANSFER AGENT	35

LEGAL MATTERS	35

EXPERTS	35

WHERE YOU CAN FIND MORE INFORMATION	35

UNDERTAKINGS	36

SIGNATURES	38

EXHIBIT INDEX	39

PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS PROSPECTUS, ANY RELATED PROSPECTUS SUPPLEMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN “WHERE YOU CAN FIND MORE INFORMATION” ON PAGE 35 BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK, INCLUDING THE “RISK FACTORS” SECTION BEGINNING ON PAGE 8 IN THIS PROSPECTUS, REFERENCES TO “ THE COMPANY,” “WE,” “US” AND “OUR” AND SO FORTH REFER TO THE MERGED OR COMBINED COMPANIES AS ONE ALTOGETHER SUBSEQUENT TO THE MERGERS AND COMBINATION OF THE RESPECTIVE BUSINESSES INTO NORTH TEXAS ENERGY, INC. AND ITS SUBSIDIARIES.

HISTORY OF THE ORGANIZATION- NORTH TEXAS ENERGY, INC.
PURCHASE AND SALE AGREEMENT WITH REMINGTON OIL & GAS, INC.

North Texas Energy, Inc. (“NTE”, “the Company”, “we”) was organized in Nevada in January 2011. We are a combination of two companies, each originally founded for the same purpose. The predecessor to NTE is Remington Oil & Gas, Inc., a Nevada corporation, and its predecessor is Remington Oil & Gas LLC., a Texas Limited Liability Company. During 2009, Remington Oil & Gas, LLC acquired oil field leases in north Texas. In January 2010, Remington Oil & Gas, Inc. acquired all of the outstanding ownership interests of Remington Oil & Gas, LLC. In the process, Remington Oil & Gas, Inc. acquired the oil and gas leases in North Texas that had been previously assigned to Remington Oil & Gas, LLC. Effective in January 2011, North Texas Energy, Inc. acquired Remington Oil & Gas, Inc. through a Purchase and Sale Agreement. The Purchase and Sale Agreement (see exhibit 2.2) transferred title of Remington’s well-head equipment to North Texas Energy, Inc. and provided for the acquisition of all of the outstanding shares of Remington Oil & Gas, Inc. by North Texas Energy, Inc. in a one-for-one share exchange. North Texas Energy has begun producing crude oil on its Oil and Gas Leases in northern Texas. A complete description of the Company's operations and Oil and Gas Properties follows in the sections entitled "Oil and Gas Properties and Reserves". In order to execute its business plan to recover the oil and gas reserves on its leased property, the Company prepared and filed an S-1 Registration Statement for the sale of two million shares of its common stock. The price of the common shares was set at $2.00 per share. The registration statement became effective on March 29, 2013. The sale of the common shares was and is being conducted without an underwriter. Since the Company's S-1 Registration Statement became effective on March 29, 2013, the Company by and through its CEO, Kevin Jones, beginning in June 2013 and through March 31, 2015, issued 687,315 shares registered in the stock offering. The shares were sold at the offering price of $2.00 per share yielding to the Company an equity capital infusion of $1,374,630.  The Company also issued 1,500 shares of restricted stock for cash at $1.00 per share to a private party. The total stock sales combined netted the Company $1,376,130 in capital infusion. The Company continues to issue shares of its common stock in accordance with the registration statement and will continue until all of the 2,000,000 shares are sold.

THE BUSINESS OF THE COMPANY

North Texas Energy, Inc. is a non-traditional crude oil and natural gas producing company. The Company had acquired title to oil and natural gas leases in Milam and Upshur counties in the state of Texas. The Company's Oil and Gas leases in Upshur County Texas acquired from Remington Oil and Gas expired on December 18, 2013 and the Company chose not to renew those leases and focus its efforts to begin production on its leases in Milam County Texas. In January 2014, the Company acquired two additional leases.

The Company controls 100% of the working interests in the Milam County Texas leases. There is substantial oil exploration and production currently in the areas in which the Company holds ownership rights to the oil and gas reserves that the Company seeks to bring to market. The Company's business is the re-entering of oil fields containing wells that used to produce crude oil and employ newly proven methods to recover the remaining reserves of crude oil and natural gas. The Company has now on its leased property a total of 13 drilled wells having well head equipment installed. The wells and the well head equipment is the equipment used to bring the reserves of oil and natural gas to the surface and to store it or deliver it to market for sale.

NTE is an Enhanced Oil Recovery (“EOR”) company. EOR is a term used to describe a variety of methods by which oil reserves are recovered from existing oil fields that were not completely exhausted using standard methods. We are not an “exploration company” in the sense that our business and our methods do not involve an attempt to explore for new oil reserves but rather to exploit existing known oil fields using other than “standard” recovery methods. In simplified terms, the "standard" methods of producing oil and natural gas from its location in natural reservoirs in the earth is to drill a relief (well) into the reservoir and allow the reservoir's crude oil to surface because of the natural pressure that exists in the reservoir structure underground. Once a well is finished and well casing is in place, the oil and natural gas will surface under its own pressure or with a small amount of suction introduced into the well. As the oil surfaces so does the natural gas. The gas and oil are separated and stored or delivered directly to market.

Enhanced Oil Recovery methods identify the process(s) by which substantial amounts of oil and gas that remain in a field reservoir, after standard recovery methods are exhausted, can be recovered using a variety of methods of enhancing the natural pressure in a reservoir or using some other method to release additional trapped oil in the reservoir. EOR allows for the recovery of significantly more oil from the same field by introducing additional pressure or other geological changes in the reservoir. The original well, well casing and well head equipment, are used in the process.

During 2013, the Company successfully used an EOR method called "microbial injection" to induce pressure in its oil field reservoirs and allow for the oil reserves to be recovered. Microbial injection is the process by which nutrients or compounds are injected into an oil field to allow for the natural enhancement of the movement and release of the oil out of the reserve. According to the U.S. Department of Energy Fossil Energy report on Oil and Natural Technologies “Enhanced Oil Recovery” "Conventional primary and secondary recovery operations often leave two-thirds of the oil in the reservoir at the time of abandonment. Enhanced oil recovery methods have the potential for recovering much of the remaining oil." - U.S. DOE. The concept is to use natural environmental reactions to improve the recovery of oil trapped in porous media in the reservoir or without sufficient pressure to allow the oil and gas to be expressed normally from the reservoir to above ground. In each different oil field, the method by which EOR can be successful is dependent on the oil field and reservoir structure. The uniqueness of each field may involve unique EOR methods which can be any combination of methods involving the use of expertise in the disciplines of geology, chemistry, and microbiology as well as fluid mechanics and a variety of engineering applications.

In December 2013, the Company began producing crude oil from its oil and gas leases that had been treated by the Enhanced Oil Recovery Method identified as "Microbial Injection" as described earlier. In December 2013, the Company produced approximately 120 barrels of crude oil from its refurbished wells that was sent to market and sold in January 2014.  During 2014, the Company has produced an additional approximate total of 1,062 barrels of crude oil from its wells.

The Company relies on the science and practice of qualified petroleum engineers to identify oil and gas reserves in oil fields that we wish to enter and begin producing operations (see “Petroleum Engineer's Report” in the supplemental information attached to this prospectus). Additionally, NTE will rely on oil reserve identification methods such as seismic analysis and interpretation. We rely on engineering analysis and written reports that indicate (based on professional opinion) the character and type of oil reserves that may be in any particular oil field (See the section on “Risk Factors” for more information). Once NTE identifies an attractive field, we attempt to enter into an agreement to acquire lease title to the field and begin the process of producing oil and natural gas from the field using currently known effective EOR methods.

DESCRIPTION OF THE OIL AND GAS LEASE RIGHTS AND RESERVES

In order to determine the cost-effectiveness and feasibility of the Company’s plan to produce oil from its leased oil and gas properties, a professional petroleum engineer’s Technical Report was commissioned by the Company to determine the estimated hydrocarbon (crude oil and natural gas) reserves in the geological structures under the ground leases. The reports provide analytical data and conclusions that make estimates of the reserves the Company holds title to in two separate geological formations that are known to be rich in hydrocarbon reserves including oil and natural gas. The formations are referred to as shale formations for their type of geological composition underground. These types of formations have recently been the focus of oil and natural gas exploration and production companies because they are predicted to contain significant amounts of recoverable crude oil and natural gas. The Technical Reports in Exhibit 99.1 to this prospectus give detailed information about the location and structure of the geology contained in the leases. The leases are recorded in the counties that they exist in and are on record and identified in the records of the Texas Railroad Commission who has regulatory management authority over oil and gas leases in the state of Texas.

All of the Company’s oil and gas reserves are contained in leased property in Milam County Texas. The Company had previously held leases in Upshur County Texas with its leases in Milam County. In December 2013, the Company's leases in Upshur County expired. The Company did not choose to renew them but rather focus its efforts on the Milam County Leases. All of the Company's leases in Milam County are contiguous and therefore provide economic advantages in development and production. The most recent report of the Third Party Independent Petroleum Engineer related to the oil and gas reserves under the control of the Company is attached to this prospectus and is dated December 31, 2014.

Oil Reserves-Technical Report on North Texas Energy Oil & Gas Leases

On the leases in Milam County Texas, the Company has probable and possible unproved non-producing reserves as identified by the Petroleum Engineer’s Technical Report and summarized in the table below. The Company’s reserves disclosures and other required disclosures related to Oil and Gas producing activities can be found in the Notes to the Financial Statements of its financial statements as of and for the years ended December 31, 2014 and 2013.

Oil (bbls)
Probable Undeveloped Non-Producing Reserves
Milam County, Texas	803,937
Possible Undeveloped Non-Producing Reserves
Milam County, Texas	996,492
Total Undeveloped Non-Producing Reserves	1,800,429

North Texas Energy, Inc. is an ‘Enhanced Oil Recovery’ company whose primary function is to increase the ultimate recovery of oil and gas from the wells it presently owns or will acquire in the future in order to maximize value to its stockholders. At this time the registrant has only ‘unproved’ reserves that are all located in the state of Texas in Milam County. NTE owns 100% working interest in 13 wells of which all are now producing insignificant amount of oil.

THE COMPANY'S BRIEF OPERATING HISTORY

The Company and its predecessor had no field operations or activity in 2009 or from 2011 to 2012. The Company’s predecessor had brief field operations during 2010. Beginning in 2010, the Company obtained funding from the private sale of its common stock (see the section "Recent Sales of Unregistered Securities" for more information). Along with the use of those funds and trade credit, the Company’s predecessor began refurbishing and repairing the wells existing on the leased property for production and use. Working capital in the form of approximately $206,000 in cash from unregistered common stock sales along with trade credit from suppliers and contractors of $98,000 was used in the process. Financial information covering the Company's relevant operating history follows after this section (see the sections "Management's Discussion and Analysis" and "Financial Statements").

In 2013 the Company began receiving the proceeds from its public offering of its common shares related to its Registration Statement which became effective on March 29, 2013. Related to that offering, the Company has issued a total of 687,315 shares of its common stock registered in the offering as of March 31, 2015. The funds received from the sale of the 687,315 shares were used to begin developing the Company’s oil and gas properties, resulting in oil production in December 2013 and subsequently.

THE OFFERING-PLAN OF DISTRIBUTION

The original prospectus dated March 29, 2013 refers to the sale of 2,000,000 shares of the Company's common stock. The Company had outstanding common stock totaling 5,831,000 shares at December 31, 2012 and intended to issue another 2,000,000 shares to the public in the offering. Of the total outstanding shares, 831,000 of the Company's common shares were originally issued in book entry form to be issued to the prior shareholders of Remington Oil and Gas, Inc. in accordance with the Purchase and Sales Agreement.  The Company is amending its original prospectus to allow for additional time to sell the remaining not yet sold shares originally registered in its registration statement dated March 29, 2013.

Physical share certificates are issued upon the Company's transfer agent receiving the appropriate documentation to complete the issuance of the stock certificates for those outstanding shares. The offering of the shares is made by the Company through the best efforts of its management and no underwriter is involved. The Company is responsible for all of the costs of the offering. The shares may be sold by the Company to any qualified individual or entity and are sold for cash only. This offering will terminate upon the earlier to occur of (i) the date upon which all 2,000,000 shares registered hereunder have been sold, or (ii) the date upon which we terminate this offering. It is likely that not all of the stock offered will be sold to investors immediately. It is likely that a delayed sale of the securities will take place over an extended period of time. The following table shows the possible outcomes for computing the Company's outstanding stock given partial sales of the total offering given in percentage intervals. The Company has made no plans to place the proceeds of the offering in escrow or trust account. The proceeds are to be used when available. Immediate use of the proceeds when received in the Company’s accounts regardless of the total received at any time during the offering has the possibility of having a negative effect on investors. Because the offering has no set minimum and there is no plan to escrow the offering proceeds, the Company may fail to raise enough capital to fund its business plan and operations and it’s possible that investors may lose all or substantially all of their investment. North Texas Energy Inc. is registering 2,000,000 shares of its common stock for offer and sale. There is currently no active trading market for our common stock, and such a market may not develop or be sustained. We currently plan to have our common stock listing on the OTC Bulletin Board, subject to the effectiveness of this Registration Statement. The Company will not offer the shares through a broker-dealer or anyone affiliated with a broker-dealer. The Company is bearing all expenses in connection with the registration of the shares of the Company. We are offering the shares on a "self-underwritten" basis directly through Kevin Jones, our Chief Executive Officer and Director named herein, who will not receive any commissions or other remuneration of any kind for selling shares in this offering except for the reimbursement of actual out-of-pocket expenses incurred in connection with the sale of the common stock.

This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. We will sell shares on a continual basis.

In connection with his selling efforts in the offering, Mr. Jones will not register as a broker-dealer pursuant to Section 15 of the Exchange Act but rather will rely upon the "safe harbor" provisions of Rule 3a4-1 under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer's securities. Mr. Jones is not subject to any statutory disqualification, as that term is defined in Section 3(a) (39) of the Exchange Act. Mr. Jones will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Jones is not and has not been within the past 12 months, a broker or dealer, and is not within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. Jones will continue to primarily perform substantial duties for us or on our behalf otherwise than in connection with transactions in securities. Mr. Jones has not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The price per share is fixed at $2.00. Prior to being quoted on any national public stock exchange, the Company may sell its shares in private transactions to individuals or qualified entities. Although our common stock is not listed on a public exchange, we intend to seek a listing on the Over the Counter Bulletin Board (OTCBB). In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that an agreement with a market maker to file the necessary documents with FINRA which operates the OTC Electronic Bulletin Board, can be made nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company will be made at the price of $2.00 per share.

The Company's shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares sold by the Company may be occasionally sold in one or more transactions.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied. In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective. The Company will pay all expenses incidental to the registration of the shares (including registration costs pursuant to the securities laws of certain states).

	Prior to Offering	25% Sold	50% Sold	75% Sold	100% Sold

Number of shares outstanding	5,831,000	6,331,000	6,831,000	7,331,000	7,831,000

Gross Proceeds	n/a	$1,000,000	$2,000,000	$3,000,000	$4,000,000

Of the total number of shares outstanding and subscribed to prior to the offering of 5,831,000 approximately 5,000,000 are held by a “control person”. The remaining 831,000 shares are subscribed to and held by private investors who acquired their stock via the stock exchange between Remington Oil & Gas, Inc. and the Company effective January 12, 2011. Of the total outstanding shares, 831,000 of the Company's common shares were originally issued in book entry form to be issued to the prior shareholders of Remington Oil and Gas, Inc. in accordance with the Purchase and Sales Agreement. Physical share certificates are issued upon the Company's transfer agent receiving the appropriate documentation to complete the issuance of the stock certificates for those outstanding shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have prepared the following summary of our consolidated financial statements. The summary of our consolidated financial data set forth below should be read together with our separate audited financial statements and the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

Consolidated Balance Sheets Data

	March 31, 2015	December 31, 2014
	(Unaudited)
Current assets	$97,411	$97,795
Oil and gas properties, full cost method	1,409,913	1,395,848
Total current liabilities	190,240	216,402
Asset retirement obligations	44,282	44,282
Total shareholders’ equity	1,507,324	1,232,959

Consolidated Statements of Operations Data

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Total revenue	$7,418	$18,225	$70,615	$-
Total operating expenses	73,075	49,310	398,008	1,566,694
Operating loss	65,657	31,085	327,393	1,566,694
Net loss	65,657	31,085	327,393	1,567,380

RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business and prospects before deciding to invest in our common stock. This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The Company considers the following to be the material risks for an investor regarding this offering. North Texas Energy Inc. should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

Lack of an Operating History

The Company has a very brief operating history. During its brief operating history, the Company has only recognized a nominal revenue from its operations. The Company has used capital provided by shareholders and trade credit to provide operations capital during its brief operating history. The Company may not immediately realize any revenue from its operations unless it obtains sufficient funding for its oil producing activities. The Company’s brief operating history and inability to yet realize any net income from its efforts should be considered as a substantial risk to investors who purchase the securities of the Company.

Lack of Profitable Operations in Recent Periods

The Company has not yet had a fiscal period in which it realized a profit. The Company believes that in order to realize a profit it must obtain financing to complete its oil well equipment. Without such financing the Company will not be able to put equipment in place that would allow for production to begin. The Company believes that the proceeds from the offering or some other financing are essential to begin producing crude oil and recognize income from its oil field operations.

Our Financial Position

The Company has minimal current resources from which to draw on to execute its business plan. The Company has begun producing crude oil from its leased properties and relies partly on that production to pay its short term obligations. During 2014, the Company produced and sold approximately 1,062 barrels of crude oil at an average price of $94 per barrel. The Company is still relying heavily on its ability to sell the securities contemplated by this offering in order to provide much needed working capital for the execution of its business model. The Company has diligently been making alternative plans for financing separate from the sale of its common stock but has not yet been successful. Our business could fail if we do not obtain adequate financing, resulting in the complete loss of an investment. If we are not successful in earning revenue once we have started our activities, we may require additional financing to sustain our business operations. Currently, we do not have any arrangements for alternative methods of financing and can provide no assurances to investors that we will be able to obtain any when required. Obtaining additional financing would be subject to a number of factors, including the Company's operations results.

No assurance can be given that the Company will obtain access to capital markets in the future or that adequate financing to satisfy the cash requirements of implementing our business model will be available on acceptable terms. The inability of the Company to gain access to capital markets or obtain acceptable financing could have a material adverse effect upon the results of its operations and its financial condition.

Our Proposed Business is Inherently Risky

A significant risk factor directly affecting our business is the price of crude oil at market. The market price at which the Company could sell its oil production to market is the price as stated for “Western Intermediate Light Sweet Crude Oil”. Since a low price of about $30 per barrel was reached in 2008, the average price per barrel has fluctuated greatly but averaged about $74 per barrel. The average price per barrel in 2014 was $92.59 per barrel according to the U.S. Energy Information Administration and has steadily remaining at or above that price level. In our plans for recovering oil from our fields, we will need the price of crude oil at market to stay above the price averaged at about $20 per barrel. Below the price of $20 per barrel, we will have to carefully evaluate the timing and the methods we use for recovery of oil and natural gas in order to make the process profitable. Price of oil has not fallen significantly in the last five years.

Environmental Impact Including New Legislation

As was discussed earlier in the section “The Business of Our Company”, we are an oil and gas production company that uses new processes that allow for the production of oil from existing reservoirs that are residual reserves left after standard methods of relieving oil from known reserves has been exhausted. The new methods involve introducing into the geology of a reservoir, materials that have no known undesirable environmental impact on the geological formation we are operating in. If in the future it is found that a not predictable undesirable impact is related to our oil recovery methods, we may be prevented from using methods we now know to be cost effective and safe such as the methods we now plan to use discussed also in the section “The Business of Our Company”. If in any case the method of recover that we choose is found to have undesirable effects on the environment that we operate in or around, it might prevent us from recovering oil in a cost-effective way. Of specific concern on an on-going basis, is how or if our recovery process has any impact on the aquifer (drinking water) system contained in the geological system we are attempting to recover oil in. Any undesirable impact to the drinking water system would have a serious impact on our ability to continue operations.

Reliance on Experts

As was discussed earlier in the section “The Business of Our Company”, we are entering existing oil fields where oil reserves exist. The amount and type of reserves we intend to recover are identified and characterized for us by experts in the petroleum business with many years of experience using accepted methods of identifying and characterizing oil reserves in geological formations. We know that previous recovery operations were successful and we know that experts indicate that substantial reserves of crude oil and natural gas remain in the oil field reservoir. What we don't know is how accurate the estimates of the experts are. If in fact the experts' estimates of the amount and characterization of the reserves are that we intend to recover are significantly inaccurate it would have a serious negative impact on our business.

Our Business as a “Going Concern”

In expressing an opinion on our financial statements, our auditor has expressed its opinion as to our business being a “going concern”. Such an opinion indicates that the business lacks sufficient liquidity to remain operating as a business entity for the next 12 months. Specifically, if our business fails to raise sufficient capital in order to conduct day-to-day business operations, it will fail to operate completely. At this time, we have no arrangements other than issuing short term debt and this offering to supply working capital needed to conduct day-to-day business. It is possible that additional arrangements can be made above and beyond the offering but those arrangements are not guaranteed.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operating results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;

	general economic conditions, nationally and globally, and their effect on the market for our services;

	changes in laws, regulations, or policies; our ability to successfully manage our growth strategy;

	other factors identified throughout this prospectus, including those discussed under the headings “Risk Factors

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

The Company has evaluated its needs and intends to use the proceeds of the offering in the following priorities. Actual proceeds would be net of any offering costs or fees.

Purpose	% of Total Milestone of completion of Offering
	25%	50%	75%	100%
General Operations	$400,000	$800,000	$1,100,000	$1,300,000
Well Refurbishment & Preparation	$275,000	$550,000	$725,000	$1,000,000
Indirect Drilling Costs	$200,000	$400,000	$600,000	$800,000
Working Capital	$125,000	$250,000	$275,000	$300,000
Lease Acquisitions	$–	$–	$300,000	$600,000
Total of Offering (Actual Expenditures would be net of any fees or commissions)	$1,000,000	$2,000,000	$3,000,000	$4,000,000

After the offering is complete no material other funding aside from that generated by operations is intended to be needed. Aside from reducing current liabilities in the form of existing trade accounts payable, the proceeds are not being use to extinguish any prior debt or to acquire any particular equipment or assets not identified in the prospectus or not used in our normal course of business.

MANAGMENT'S DISCUSSION AND ANALYSIS

Overview

North Texas Energy, Inc. is in its early stage of operation. The results of operations show how capital intensive and profitless the oil and gas production business is at early stage. The progress so far has been limited by severely limited access to working capital. One of the most important economic factors in the U.S. economy is the successful exploration and production of crude oil and natural gas. North Texas Energy, Inc. is committing its business and resources to the production of crude oil and natural gas that remains in geological formations in oil fields that have been previously explored and have produced significant amounts of crude oil already. Data and research produced by the Department of Energy indicates that additional significant reserves of crude oil and natural gas remain in fields that were once productive in the past. In recent years and with the price of crude oil steady at about seventy-four dollars per barrel (since 2008), new production methods have emerged as cost-effective in recovering the substantial remaining oil that has not been recovered using standard methods. North Texas Energy, Inc. entered into the business of recovering oil in previously drilled and producing fields in 2009 by acquiring oil and natural gas leases in north Texas. NTE’s predecessor operated in year 2010 for a short period of time. During that time, the Company had access to private capital from sales of common stock to shareholders. The capital from investment by private shareholders was limited and sales were terminated late in 2010. The funds invested at that time were used mainly to begin the process of refurbishing wells and preparing well head installations for re-use. The short operations history will show that without on-going sources of working capital, the initial cost of getting wells and drill bores functional to begin the process of recovering oil that remains in the geological formation will not be met and significant delays in recovering the remaining oil would occur. However, the Company has been producing oil on a steady level since January of 2014 and anticipates that production will steadily increase as the Company adds leases and begins operating additional wells. During 2014, the Company has produced and sold approximately 1,062 barrels of oil for sale at an average price of $94.00 per barrel.

FINANCIAL CONDITION, CHANGES IN FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Without additional investment capital from shareholders or other sources, the Company has no short term source of liquidity. In order to bring wells on-line and produce crude oil and natural gas to bring to market, significant amounts of working capital will be needed to continue. Accordingly, the Company plans to systematically bring wells on-line that have the greatest initial production possibility as capital is available. The Company’s illiquid financial position could cause it to not be able to continue producing oil in the near future unless working capital from the offering or some other source of short term liquidity is developed.

Until 2013, the Company had no producing operations since inception. The Company has little or no useful comparative operating data that indicates any obvious trends or isolates any particular reason for any changes in the results in operations. There was a nominal revenue produced from oil and gas producing activities since the Company’s inception because of a shortage of working capital. Additional working capital is needed to complete the well preparation phase of our business plan and increase the production of oil for market. We have at this time not identified any source other than the offering for the needed liquidity to begin oil and gas production. The production of oil and natural gas in early stage is capital intensive.

In December 2013, the Company began producing crude oil from its oil and gas leases. For the year ended December 31, 2014, the Company had a net loss of $327,393 compared to a net loss of $1,567,380 for the year ended December 31, 2013. The majority of the loss in 2013 was attributed to the non-renewal of its oil and gas leases in Upshur County Texas. A total impairment expense of $1,238,887 was taken as a result of the write-down of the carrying value of the Company's oil and gas properties.

For the three months ended March 31, 2015, the Company had a net loss of $65,657. The majority of the loss was attributed to general and administrative expenses of $57,894, primarily related to travel expenses.

Significant amounts of capital and strong liquidity are essential to the success of our oil and gas income producing activities. There is no guarantee that the liquidity and capital produced by the offering depicted in this prospectus will provide sufficient liquidity to begin successful oil and gas production at a level that would sustain self-supplied liquidity depending on the expected production that is estimated in our engineering estimates of reserves. Successful results of operations at this time will depend greatly on our ability to find external sources of liquidity.

For the Three Months Ended March 31, 2015 and 2014

For the three months ended March 31, 2015 and 2014, the Company had net losses of $65,657 and $31,085, respectively.

Revenues

The Company began delivering crude oil to market from its producing wells in the first quarter of 2014. The total net production value of the oil for the three months ended March 31, 2015 was $7,418 compared to a value of $18,225 for the three months ended March 31, 2014.

Operating Expenses

The Company had lease operating expenses of $5,131 and general operating expenses of $67,944 for the three months ended March 31, 2015 compared to $12,298 and $35,341, respectively, for the three months ended March 31, 2014. The decrease in lease operating expenses is due to the Company producing less oil in the current period when compared to the previous year. The Company also incurred more travel expense related to the trips the Company’s management made to manage the wells and sell the Company’s shares.

For the Years Ended December 31, 2014 and 2013

Revenues

For the year ended December 31, 2014, and 2013, the Company had revenues of $70,615 and $0, respectively, from the sales of crude oil. The Company started to produce crude oil from December 2013 and had its first sale in January 2014.

Operating expenses

For the year ended December 31, 2014, the Company had an operating expenses of $398,008 compared to $1,566,694 for the year ended December 31, 2013. The Company recorded a non-cash one time impairment of oil and gas properties of $1,238,887 during the year ended December 31, 2013 as discussed above. For the years ended December 31, 2014 and 2013, the Company has lease operating expense of $96,856 and $0, respectively. The increase of lease operating expense is mainly because the Company started to produce in December 2013.

Liquidity

The Company began selling its common shares in accordance with its registration statement which became effective on March 29, 2013. On March 29, 2014, the Company filed an amendment of its Prospectus that relates to the common stock sales extending the time past the original one year sales period. The Company will continue to sell shares as allowed and use those funds for the further development of its oil and gas properties. The Company believes that it can continue to sell its common stock and use those funds as well as the funds it generates from crude oil production to continue its operations. The Company has no immediate sources of debt or equity funding that is not related to the offering of its shares. The Company believes it can avoid accumulating debt or using other non-traditional forms of financing to provide liquidity.

At March 31, 2015, our cash balance was $91,981.

Net cash used in operating activities was $91,880 for the three months ended March 31, 2015, compared to $112,566 for the three months ended March 31, 2014.  The change is mainly due to less payments made to the vendors and professionals during the current quarter.

Net cash used in investing activities was $14,065 for the three months ended March 31, 2015, compared to $47,081 for the three months ended March 31, 2014.  The change is mainly due to the Company making payments to acquire additional leases.

Net cash provided by financing activities during the three months ended March 31, 2015 was $105,500 compared to $144,000 for the three months ended March 31, 2014.  The change is mainly due the Company selling more shares of common stock in the prior year.

Without additional investment capital from shareholders or other sources, the Company has no short term source of liquidity. In order to bring wells on-line and produce crude oil and natural gas to bring to market, significant amounts of working capital will be needed to continue. Accordingly, the Company plans to systematically bring wells on-line that have the greatest initial production possibility as capital is available. The Company’s illiquid financial position could cause it to not be able to start producing oil in the near future unless working capital from the offering or some other source of short term liquidity is developed.

Management does not believe that the Company’s current capital resources will be sufficient to fund its operating activity and other capital resource demands during the next year. Our ability to continue as a going concern is contingent upon our ability to obtain capital through the sale of equity or issuance of debt, and ultimately attaining profitable operations. There is no assurance that we will be able to successfully complete any one of these activities.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our most significant judgments and estimates used in preparation of our consolidated financial statements.

Oil and Gas Properties

The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs for unsuccessful, as well as successful, exploration and development activities are capitalized as oil and gas properties. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping the wells and any internal costs that are directly related to acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Proceeds from the sale or other disposition of oil and gas properties are generally treated as a reduction in the capitalized costs of oil and gas properties, unless the impact of such a reduction would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.

The Company categorizes its full cost pools as costs subject to amortization and costs not being amortized. The sum of net capitalized costs subject to amortization, including estimated future development and abandonment costs, are amortized using the unit-of-production method.

Oil and gas properties include costs that are excluded from capitalized costs being amortized. These amounts represent costs of investments in unproved properties. The Company excludes these costs on a country-by-country basis until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the costs subject to amortization. The Company currently only owns proved properties.

Recent Accounting Pronouncements

The Company has reviewed recently issued accounting standards, none of which are expected to have a material impact on the Company’s financial position or results of operations.

DIRECTORS, OFFICERS AND CONTROL PERSONS

Mr. Kevin Jones – Chairman and CEO-Director

Mr. Jones is the 55-year-old founder of North Texas Energy, Inc. and holds BS, MS degrees, and PhD (ABD) in Physics. For nearly two years, early 1997 through late 1999, Mr. Jones served as a risk project manager for SRS Technologies. In late 1999, Mr. Jones joined General Dynamics where he served as a project and later a program manager for various defense related programs until late 2009. In late 2009, Mr. Jones joined ManTech International where he served as a program manager until he began serving full time as the CEO of North Texas Energy, Inc. in March 2012, Mr. Jones began serving as the director of North Texas Energy, Inc. in January 2011. None of Mr. Jones’ previous employers have any connection with North Texas Energy, Inc. He served as the initial Secretary for the Board of Directors of Remington Oil & Gas, Inc. for two months, January and February of 2010.

For the past 15 years, Mr. Jones has worked in program management and project management capacities. He managed $3 million to $50 million programs from inception to completion. Mr. Jones has managed programs and projects for the Missile Defense Agency, the Department of Defense (Army, Navy, and Marines), and the Department of Homeland Security. As a program manager, he was responsible for the executive management of a program (and it associated projects) and ensured the program ran effectively and efficiently. He managed the development and implementation of the programmatic scope, management plans, management schedules, life cycle and logistics cost analyses, cost trade-off analysis, and programmatic risk management assessments.

Mr. Jones has simultaneously managed disparate programs whereby different management techniques were brought to bear in totally different ways to obtain the desired results. He has built and led successful professional operations and he has turned dysfunctional operations into efficient cost productive programs.

Sanah Marah – CFO

Mr. Sanah Marah Jr. is 39 years of age and has been a Finance and Accounting Professional for the last 13 years. He attended the prestigious University of London and holds a Business and Finance degree and also attended LeTourneau University and graduated with a B.A. Accounting. He is a practicing Chartered Management Accountant, or C.M.A.

For the past 5 years, he served in two professional roles in which he managed budgets and projects ranging from $100 million to $800 million. In 2009, Mr. Marah joined the Accounting Team at Greyhound Lines Inc.’s (First Group America FGA Parent Company) corporate office in Dallas, Texas where his main focus was Inventory Management for all the U.S. and Canadian Operations and currently holds the position of Senior Accountant. He effectively managed all aspects of U.S. and Canadian Operations area including, Fuel, Oil, Tires, Engine and Cores. Components of these included Bus Refurbishment Project costing close to $200 million including budget and cash flow projections and spending. Before joining Greyhound Lines Inc., Mr. Marah pursued his private practice and he consulted with several companies including, Ascent Capital Group and J.F. Entertainment. As a Finance Consultant, he performed all finance and accounting roles from payables, receivables, cash management, budgeting & forecasting, inventory management, merger and acquisitions, fixed assets management and payroll.

Prior to private practice, Mr. Marah worked at Dean Foods Company, the largest Dairy Producer and Manufacturer in the U.S. In his tenure between 2003 and 2007, he focused on the inter-company reconciliations and eliminations for 45 entities. As a Senior Accountant, he introduced a cashless inter-company confirmation process between sister companies. During the same period, he performed Sarbanes-Oxley (SOX) implementation and testing to ensure proper internal controls. His last project before leaving was to ensure proper data integration and chart of accounts conversion to a new platform while constantly managing the Internal Financial Reporting for four divisions and the reconciliation of the financials between the General Ledger and Hyperion.

Earlier in his career, Mr. Marah was an International Accounting Analyst for Blockbuster's Corporate Office in Dallas Texas. In that capacity, he was responsible for the consolidations and eliminations of all the international operations in Europe, Latin America and Asia. He ensured minimal currency exposure and liabilities with the use of his hedging techniques. In addition, he created commentary on profit and loss fluctuations for each global region and reconciled statements from foreign GAAP to U.S. GAAP.

Mr. Marah began providing professional services to the Company on a part-time basis in January 2011 while continuing with Greyhound.

No Officer or Director has been or is subject to any legal proceeding as identified in Regulation S-K Item 401(f)

TABLE OF OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN CONTROL PERSONS GREATER THAN 5%

Class of Stock	Name & Address of Owner	Number of Shares	Portion of Class (%)*
Common	Kevin Jones-CEO, Director 5057 Keller Springs Road, Suite 300 Addison, Texas 75001	5,000,000	76.48%

*Calculated based on 6,537,315 shares outstanding on May 21, 2015.

No other person or entity as defined in SEC Rule 13d-3(a) has any right of ownership of common stock by the exercise of any; (1) warrant, option or right (2) conversion of any security agreement (3) power to revoke any trust agreement voluntarily or by automatic function.

No compensation in any form including payments of cash or in equity has been paid to our director. Additionally no award of salary or equity has been accrued as payable for any officer or director for any current or prior service. At this time no plan for compensation has been developed for either salary or equity compensation. It is contemplated that the registrant would develop and approve a plan as soon as it has adequate resources to do so. Any future plans would be commensurate with the service provided and not exceed any industry standard for the size and performance of comparable companies in the same industry.

Summary of Compensation

Name and Principal Position	Year	Salary	Bonus	Stock Award	Option Award	Non-Equity Incentive Plan
CEO	2014	43,348	-	-	-	-
Kevin Jones	2013	39,100	-	-	-	-

CFO	2014	1,000	-	-	-	-
Sanah Marah	2013	1,000	-	-	-	-

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Prior to becoming the President and Chief Executive Officer of North Texas Energy Inc., Kevin Jones was the founding Secretary of the Board of Directors of Remington Oil &Gas, Inc. His total service time was approximately two months in 2010. Mr. Jones has not at any time held any equity interest in or beneficial interest in the securities of Remington Oil & Gas, Inc.

PLAN OF DISTRIBUTION

The Company plans on offering its securities to the public without the assistance of an underwriter. This is not an underwritten offering. The Company through its officers and directors will distribute the stock by direct sale to qualified individuals and entities. Subject to the termination of the Company intends to engage the services of brokerage firms that quote stock prices and make markets in particular types of stock offerings that are members of the regulatory agencies that govern and or control their use and participation in the market quotation and stock selling services industry.

RECENT SALES OF UNREGISTERED SECURTIES

For the year ended December 31, 2013, the Company sold 1,500 shares of restricted stock to a private party for cash.

FINANCIAL STATEMENTS-CONSOLIDATED FINANCIAL STATEMENTS

NORTH TEXAS ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
	2015	2014
Assets
Current assets
Cash	$91,981	$92,426
Accounts receivable	5,430	5,369
Total current assets	97,411	97,795
Oil and gas properties, full cost method
Costs not being amortized	1,412,847	1,398,782
Accumulated depletion, depreciation and amortization	(2,934)	(2,934)
Total oil and gas properties, full cost method	1,409,913	1,395,848

Total assets	$1,507,324	$1,493,643

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$84,359	$110,521
Common stock payable	40,000	40,000
Accrued lease liabilities	65,881	65,881
Total current liabilities	190,240	216,402

Asset retirement obligations	44,282	44,282

Total liabilities	234,522	260,684

Commitments and contingencies

Shareholders' equity
Common stock, $0.00001 par value, 100,000,000 shares authorized, 6,519,815 and 6,467,065 shares issued, respectively	66	65
Additional paid-in capital	3,091,606	2,986,107
Accumulated deficit	(1,818,870)	(1,753,213)
Total shareholders' equity	1,272,802	1,232,959

Total liabilities and shareholders' equity	$1,507,324	$1,493,643

See notes to unaudited consolidated financial statements.

NORTH TEXAS ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended
	March 31,
	2015	2014

Revenues	$7,418	$18,225

Operating expenses:
Lease operating expenses	5,131	12,298
Depletion and accretion	-	1,671
Legal and professional fees	10,050	490
General and administrative expenses	57,894	34,851
Total operating expenses	73,075	49,310

Net loss	$(65,657)	$(31,085)

Basic and diluted loss per common share	$(0.01)	$(0.01)
Weighted average number of common shares outstanding - basic and diluted	6,488,248	6,203,134

See notes to unaudited consolidated financial statements.

NORTH TEXAS ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2015	2014

Cash Flows From Operating Activities:
Net loss	$(65,657)	$(31,085)
Adjustments to reconcile net loss to net cash from operating activities:
Depletion and accretion	-	1,671
Changes in operating assets and liabilities:
Accounts receivable	(61)	1,013
Accounts payable and accrued liabilities	(26,162)	(84,165)
Net Cash Used in Operating Activities	(91,880)	(112,566)

Cash Flows From Investing Activities:
Payments for oil and gas properties and drilling cost	(14,065)	(47,081)
Net Cash Used in Investing Activities	(14,065)	(47,081)

Cash Flows From Financing Activities:
Proceeds from sale of common stock	105,500	144,000
Net Cash Provided by Financing Activities	105,500	144,000

Net change in cash	(445)	(15,647)
Cash at beginning of period	92,426	50,924
Cash at end of period	$91,981	$35,277

Supplemental Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Noncash investing and financing activities:
Asset retirement cost	$-	$19,984

See notes to the unaudited consolidated financial statements.

NORTH TEXAS ENERGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 – Business and Organization

North Texas Energy, Inc. (“the Company”) was incorporated in the State of Nevada on January 12, 2011. The Company intends to focus on re-entering non-producing oil fields and re-starting production with existing oil and gas wells. On February 25, 2011, the Company entered into a Purchase and Sale Agreement with Remington Oil & Gas, Inc. (“Remington”) to acquire Remington’s interest in an oil and gas lease in Upshur and Milam County, Texas along with wellhead equipment and certain lease obligations.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of North Texas Energy, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s annual report on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements which would substantially duplicate the disclosure contained in the audited consolidated financial statements for the most recent fiscal year ended December 31, 2014 have been omitted.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with an original maturity of three months or less.

Oil and Gas Properties

The Company uses the full cost method of accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs for unsuccessful, as well as successful, exploration and development activities are capitalized as oil and gas properties. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping the wells and any internal costs that are directly related to acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Proceeds from the sale or other disposition of oil and gas properties are generally treated as a reduction in the capitalized costs of oil and gas properties, unless the impact of such a reduction would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.

The Company categorizes its full cost pools as costs subject to amortization and costs not being amortized. The sum of net capitalized costs subject to amortization, including estimated future development and abandonment costs, are amortized using the unit-of-production method.

Oil and gas properties include costs that are excluded from capitalized costs being amortized. These amounts represent costs of investments in unproved properties. The Company excludes these costs on a country-by-country basis until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed annually to determine if impairment has occurred. The amount of any impairment is transferred to the costs subject to amortization. The Company currently only owns unproved properties. As of March 31, 2015, management believes that there is no impairment for the Company’s unproved oil and gas properties.

Ceiling Test and Impairment

Under the full cost method of accounting, a ceiling test is performed each quarter for proved properties. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. The capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion, amortization and impairment(“DD&A”) and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, calculated using the average oil and natural gas sales price received by the Company as of the first trading day of each month over the preceding twelve months (such prices are held constant throughout the life of the properties) with consideration of price change only to the extent provided by contractual arrangement, discounted at 10%, net of related tax effects. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A.  The Company has no proved properties subject to the full cost ceiling test as of March 31, 2015.

Asset Retirement Obligations

Asset retirement obligations (“ARO”) represent the future abandonment costs of tangible assets such as platforms, wells, service assets, pipelines, and other facilities. The fair value of a liability for an asset's retirement obligation is recorded in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, an adjustment is made to the full cost pool, with no gain or loss recognized, unless the adjustment would significantly alter the relationship between capitalized costs and proved reserves. The ARO assets, which are carried on the balance sheet as part of the full cost pool, will be included in our amortization base for the purposes of calculating depreciation, depletion and amortization expense. For the purposes of calculating the ceiling test, the future cash outflows associated with settling the ARO liability is included in the computation of the discounted present value of estimated future net revenues. The liability is adjusted for any changes in the estimate of the liability and for the disposal of previously held oil and gas leases net of accretion expense.

Revenue Recognition

The Company generally sells crude oil and natural gas under short-term agreements at prevailing market prices. Revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable, and collectability is reasonably assured.

Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities as well as operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income. At March 31, 2015 and December 31, 2014 the Company has recorded a 100% valuation allowance as management has no assurance that deferred tax assets will be realized.

At March 31, 2015, the Company had net operating loss carry forwards of approximately $866,000 that will expire between 2031 through 2034.

Net Loss Per Common Share

Basic net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average number of common and common equivalent shares outstanding during the period. Common share equivalents included in the diluted computation represent shares issuable upon assumed exercise of stock options and warrants using the treasury stock and “if converted” method. For periods in which net losses are incurred, weighted average shares outstanding is the same for basic and diluted loss per share calculations, as the inclusion of common share equivalents would have an anti-dilutive effect. As of March 31, 2015 and 2014, there are no potentially dilutive shares.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year and the reported amount of proved natural gas and oil reserves. Management bases its estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments that are not readily apparent from other sources. Actual results could differ from these estimates and changes in these estimates are recorded when known.

Subsequent Events

The Company has evaluated all transactions through the date the consolidated financial statements were issued for subsequent event disclosure consideration.

Reclassifications

Certain accounts and financial statement captions in the prior periods have been reclassified to conform to the current period financial statements.

Recently Issued Accounting Pronouncements

There were various accounting standards and interpretations issued during the three months ended March 31, 2015, none of which are expected to have a material impact on the Company’s financial position, operations, or cash flows.

Note 3 – Going Concern

As shown in the accompanying financial statements, the Company has incurred losses from operations and has generated limited revenue at this time. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. In addition to the offering of securities for sale to the public, the Company currently is diligently searching for other short-term and long-term sources of liquidity for its producing operations.

Note 4 – Oil and Gas Properties

The Company’s oil and gas properties at March 31, 2015 and December 31, 2014 were located adjacent to each other in the State of Texas in the United States and all in Milam County.

During the three months ended March 31, 2015, the Company invested $14,065 in the drilling of new wells.

Note 5 – Accrued Lease Liabilities

The Company has an accrued lease liability to KADs Oil, Inc., the lessor of the leases in Milam County, Texas which the Company currently owns. As a result of the Purchase and Sale Agreement with Remington, the Company assumed the leasehold obligation of $50,000. Payments are to be made when oil and gas is recovered and delivered to market at the rate of 25% of the sale price after all operating expenses.

On May 10, 2011, the Company entered into an oil, gas and mineral lease agreement for its oil and gas properties located in Milam County, Texas. Pursuant to the lease agreement, the Company will pay the lessor $15,881 for the lease which is recorded as an accrued leasehold liability on the Company’s balance sheets at March 31, 2015 and December 31, 2014.

Note 6 – Equity

During the three months ended March 31, 2015, the Company issued 52,750 shares of common stock for $105,500 cash.

Note 7 – Subsequent Events

Subsequent to March 31, 2015, the Company received $71,350 cash for the sale of 35,675 shares of its common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
North Texas Energy, Inc.
Addison, Texas

We have audited the accompanying consolidated balance sheets of North Texas Energy, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended. North Texas Energy, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Texas Energy, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that North Texas Energy, Inc. will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, North Texas Energy, Inc. has suffered losses from operations and has not secured sufficient funding for its operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

April 15, 2015

NORTH TEXAS ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash	$92,426	$50,924
Inventory	-	1,013
Accounts receivable	5,369	-
Total current assets	97,795	51,937
Oil and gas properties, full cost method
Costs subject to amortization	-	1,147,903
Costs not being amortized	1,398,782	-
Accumulated depletion, depreciation and amortization	(2,934)	(313)
Total oil and gas properties, full cost method	1,395,848	1,147,590

Total assets	$1,493,643	$1,199,527

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$110,521	$123,050
Common stock payable	40,000	-
Accrued lease liabilities	65,881	65,881
Total current liabilities	216,402	188,931

Asset retirement obligations	44,282	25,844

Total liabilities	260,684	214,775

Commitments and contingencies

Shareholders' equity
Common stock, $0.00001 par value, 100,000,000 shares authorized, 6,467,065 and 6,179,265 shares issued, respectively	65	62
Additional paid-in capital	2,986,107	2,410,510
Accumulated deficit	(1,753,213)	(1,425,820)
Total shareholders' equity	1,232,959	984,752

Total liabilities and shareholders' equity	$1,493,643	$1,199,527

See notes to the consolidated financial statements.

 NORTH TEXAS ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2014	2013

Revenues	$70,615	$-

Operating expenses:
Lease operating expense	96,856	-
Depletion and accretion	5,443	12,381
Impairment of oil and gas properties	-	1,238,887
Legal and professional fees	88,916	145,204
General and administrative expenses	206,793	170,222
Total operating expenses	398,008	1,566,694

Net operating loss	(327,393)	(1,566,694)

Interest expense	-	(686)

Net loss	$(327,393)	$(1,567,380)

Basic and diluted loss per common share	$(0.05)	$(0.26)

Weighted average number of common shares outstanding - basic and diluted	6,328,533	5,976,117

See notes to the consolidated financial statements.

NORTH TEXAS ENERGY, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock		Additional Paid-In	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2012	5,831,000	$58	$1,697,133	$141,560	$1,838,751

Capital contribution	-	-	18,351	-	18,351

Issuance of common stock for cash	348,265	4	695,026	-	695,030

Net loss	-	-	-	(1,567,380)	(1,567,380)

Balance, December 31, 2013	6,179,265	$62	$2,410,510	$(1,425,820)	$984,752

Issuance of common stock for cash	287,800	3	575,597	-	575,600

Net loss	-	-	-	(327,393)	(327,393)

Balance, December 31, 2014	6,467,065	$65	$2,986,107	$(1,753,213)	$1,232,959

See notes to the consolidated financial statements.

NORTH TEXAS ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2014	2013

Cash Flows From Operating Activities:
Net loss	$(327,393)	$(1,567,380)
Adjustments to reconcile net loss to net cash from operating activities:
Depletion, accretion and impairment expense	5,443	1,251,581
Changes in operating assets and liabilities:
Accounts receivable	(5,369)	-
Inventory	1,013	(1,013)
Accounts payable and accrued liabilities	43,403	18,693
Net Cash Used in Operating Activities	(282,903)	(298,119)

Cash Flows From Investing Activities:
Payments for proved oil and gas properties	(291,195)	(364,338)
Net Cash Used in Investing Activities	(291,195)	(364,338)

Cash Flows From Financing Activities:
Capital contributions	-	18,351
Proceeds from sale of common stock	615,600	695,030
Net Cash Provided by Financing Activities	615,600	713,381

Net increase in cash	41,502	50,924
Cash at beginning of year	50,924	-
Cash at end of year	$92,426	$50,924

Supplemental Cash Flow Information
Cash paid for interest	$-	$686
Cash paid for income taxes	$-	$-
Noncash investing activities:
Asset retirement cost	$15,616	$2,509
Payable for purchase of oil and gas properties	$55,932	$76,041

See notes to the consolidated financial statements.

 NORTH TEXAS ENERGY, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Business and Organization

North Texas Energy, Inc. (“the Company”) was incorporated in the State of Nevada on January 12, 2011. The Company intends to focus on re-entering non-producing oil fields and re-starting production with existing wells. On February 25, 2011, the Company entered into a Purchase and Sale Agreement with Remington Oil & Gas, Inc. (“Remington”) to acquire Remington’s interest in an oil and gas lease in Upshur and Milam County, Texas along with wellhead equipment and certain lease obligations.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and include the accounts of the Company and those of its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable are stated at the historical carrying amount net of write-offs and allowance for uncollectible accounts. The carrying amount of the Company's accounts receivable approximates fair value because of the short-term nature of the instruments.

The Company's reported balance of accounts receivable, net of allowance for doubtful accounts, represents management's estimate of the amount that ultimately will be realized in cash. The Company reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical payment trends, the age of the receivables and knowledge of the individual customers or joint interest owners. When the analysis indicates, management increases or decreases the allowance accordingly. However, if the financial condition of our customers were to deteriorate, additional allowances might be required.

Inventory

From time to time, crude oil production volumes may be stored as inventory and sold at a later time. Inventory is carried at the lower of production cost or market value. The first-in, first-out method is used for the crude oil inventory. As of December 31, 2013, inventory consisted of crude oil. There was no inventory as of December 31, 2014.

Oil and Gas Properties

The Company uses the full cost method of accounting for exploration and development activities as defined by the U.S. Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs for unsuccessful, as well as successful, exploration and development activities are capitalized as oil and gas properties. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping the wells and any internal costs that are directly related to acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Proceeds from the sale or other disposition of oil and gas properties are generally treated as a reduction in the capitalized costs of oil and gas properties, unless the impact of such a reduction would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.

The Company categorizes its full cost pools as costs subject to amortization and costs not being amortized. The sum of net capitalized costs subject to amortization, including estimated future development and abandonment costs, are amortized using the unit-of-production method.

Oil and gas properties include costs that are excluded from capitalized costs being amortized. These amounts represent costs of investments in unproved properties. The Company excludes these costs on a country-by-country basis until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed annually to determine if impairment has occurred. The amount of any impairment is transferred to the costs subject to amortization.

Ceiling Test and Impairment

Under the full cost method of accounting, a ceiling test is performed each quarter for proved properties. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. The capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion, amortization and impairment(“DD&A”) and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, calculated using the average oil and natural gas sales price received by the Company as of the first trading day of each month over the preceding twelve months (such prices are held constant throughout the life of the properties) with consideration of price change only to the extent provided by contractual arrangement, discounted at 10%, net of related tax effects. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A. The Company has no proved properties subject to the full cost ceiling test as of December 31, 2014.

Asset Retirement Obligations

Asset retirement obligations (“ARO”) represent the future abandonment costs of tangible assets such as platforms, wells, service assets, pipelines, and other facilities. The fair value of a liability for an asset's retirement obligation is recorded in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, an adjustment is made to the full cost pool, with no gain or loss recognized, unless the adjustment would significantly alter the relationship between capitalized costs and proved reserves. The ARO assets, which are carried on the balance sheet as part of the full cost pool, will be included in our amortization base for the purposes of calculating depreciation, depletion and amortization expense. For the purposes of calculating the ceiling test, the future cash outflows associated with settling the ARO liability is included in the computation of the discounted present value of estimated future net revenues.

Revenue Recognition

The Company recognizes sales revenues for crude oil based on the amount sold to purchasers when delivery to the purchaser has occurred and title has transferred. This occurs when a tanker lifting has occurred.

Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities as well as operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry-forwards are expected to be available to reduce taxable income. At December 31, 2014 and 2013, the Company has recorded a 100% valuation allowance as management believes it is likely that no deferred tax assets will be realized.

At December 31, 2014, the Company had net operating loss carry forwards of approximately $800,000 that will expire between 2031 through 2034.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) attributable to common shareholders by the weighted-average number of common and common equivalent shares outstanding during the period. Common share equivalents included in the diluted computation represent shares issuable upon assumed exercise of stock options and warrants using the treasury stock and “if converted” method. For periods in which net losses are incurred, weighted average shares outstanding is the same for basic and diluted loss per share calculations, as the inclusion of common share equivalents would have an anti-dilutive effect. As of December 31, 2014 and 2013, there were no potentially dilutive shares.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year and the reported amount of proved natural gas and oil reserves. Management bases its estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments that are not readily apparent from other sources. Actual results could differ from these estimates and changes in these estimates are recorded when known.

Subsequent Events

The Company has evaluated all transactions through the date the consolidated financial statements were issued for subsequent event disclosure consideration.

Recently Issued Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-15, Presentation of Financial Statements – Going Concern. The Update provides U.S. GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in this Update is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently evaluating the effects of ASU 2014-15 on the consolidated financial statements.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Note 3 - Going Concern

As shown in the accompanying financial statements, the Company has incurred losses from operations, has not generated significant revenue and has not secured continuous funding for the operation of its oil and gas producing activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. In addition to the offering of securities for sale to the public, the Company currently is diligently searching for other short-term and long-term sources of liquidity for its producing operations.

Note 4 – Oil and Gas Properties, Full Cost Method

The Company’s oil and gas properties at December 31, 2014 and 2013 are located in the State of Texas in the United States and are all in Milam County.

During 2014, the Company transferred $1,395,848 from costs subject to amortization to unproved properties as the wells were only producing insignificant volumes of crude oil. During 2013, the Company had transferred $1,147,903 of oil and gas properties to costs subject to amortization from unproved properties.

During the year ended December 31, 2014, the Company added two additional oil and gas leases known as the “Hicks” and “Cormwell” leases. The added leases contain a total of five wells of which two are on the Hicks lease and there are on the Cormwell lease. The wells on the Hicks and Cormwell leases were in operation during 2014.  The Company paid $6,133 and $8,720, respectively, as cash consideration for the acquisition of the leases.

On October 10, 2014, the Company also entered into a lease agreement to lease an additional 221 acres in Milam County (“Wadlington” lease). The Company paid $11,083 for the Wadlington lease and is still in the process of obtaining the drilling permit.

For the year ended December 31, 2014, the Company invested $235,263 in the development of its oil and gas infrastructure and wells and the acquisition of new lease properties. For the year ended December 31, 2013, the Company invested $440,379 in the development of its oil and gas infrastructure and wells. In the month of December 2013, the Company produced approximately 120 barrels of oil from the refurbished wells on the Balch Lease which is included in inventory at December 31, 2013.

On December 18, 2013, the Company's oil and gas leases on its Upshur County Texas properties expired. The Company recorded an impairment expense of $1,238,887 related to the expired leases.

Note 5 – Accrued Lease Liabilities

The Company has an accrued lease liability to KADs Oil, Inc., the lessor of the Company’s leases in both Upshur and Milam County, Texas. As a result of the Purchase and Sale Agreement with Remington, the Company assumed the leasehold obligation of $50,000. Payments are to be made when oil and gas is recovered and delivered to market at the rate of 25% of the sale price after all operating expenses. No payment has been made as of December 31, 2014.

On May 10, 2011, the Company entered into an oil, gas and mineral lease agreement for its oil and gas properties located in Milam County, Texas. Pursuant to the lease agreement, the Company will pay the lessor $15,881 for the lease which is recorded as an accrued leasehold liability on the Company’s balance sheets at December 31, 2014 and 2013.

Note 6 – Asset Retirement Obligation

The following table provides a reconciliation of the changes in the estimated present value of asset retirement obligations.

	December 31, 2014	December 31, 2013

Beginning asset retirement obligation	$25,844	$54,709
Change of estimate	(2,645)	(2,509)
Addition	18,260	-
Disposal of leases	-	(38,737)
Accretion expense	2,823	12,381
Ending asset retirement obligation	$44,282	$25,844

Note 7 – Equity

During the year ended December 31, 2014, the Company issued 287,800 common shares for $575,600 cash. The Company also received $40,000 cash for sale of 20,000 common shares which have not been issued. During the year ended December 31, 2013, the Company issued 348,265 common shares for $695,030 cash.

Note 8 – Related Party Transactions

During the years ended December 31, 2014 and 2013, the Company’s Chief Executive Officer, Mr. Kevin Jones, contributed $0 and $18,351, respectively, to the Company.

Note 9 – Subsequent Events

Subsequent to December 31, 2014, the Company issued 52,750 common shares for $105,500 cash.

LITIGATION

The Company has not been a party to any legal action. Further, the Company is not aware of any impending legal action that would have any significant impact on the Company’s business operations or liquidity.

STOCK TRANSFER AGENT

Our stock transfer agent is: Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034. The contact numbers are: Office (972) 963-0012 and FAX (972) 633-0088. The website is: stctransfer.com.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by securities counsel Mintz & Fraade, P.C. as shown in Exhibits 5.1.

EXPERTS

The financial statements as of December 31, 2014 and 2013 and for the years then ended have been audited by GBH CPAs, PC, an independent registered public accounting firm, as set forth in its report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a) (3) of the Securities Act of 1933.

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
v.	Any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or
vi.
The underwriting agreement contains a provision whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and

vii.	The benefits of such indemnification are not waived by such persons.
viii.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

6.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Addison, State of Texas, on June 19, 2015.

North Texas Energy, Inc.

By:	/s/ Kevin Jones
Kevin Jones
Chief Executive Officer and Director

By:	/s/ Sanah Marah
Sanah Marah
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

A	Unanimous Written Consent of the Sole Director in lieu of a meeting of the Board of Directors

2.2	Purchase and Sales Agreement (Previously filed 2/23/2012)

3.1	Articles of Incorporation of North Texas Energy, Inc. (Previously filed 12/30/2011)

3.2	By-Laws of North Texas Energy, Inc. (Previously filed 12/30/2011)

5.1	Opinion of Legal Counsel-Issuance of Stock (Previously filed 2/6/2013)

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Technical Report of Petroleum Engineer Regarding Oil and Gas Reserves

99.2	M W Balch Lease and New Diana Field 3-year EUR (Previously filed 5/16/2012)

Exhibit A

UNANIMOUS WRITTEN CONSENT OF

 THE SOLE DIRECTOR

IN LIEU OF A MEETING OF THE BOARD OF DIRECTORS

-OF-

NORTH TEXAS ENERGY, INC.

The undersigned, being the sole director of North Texas Energy, Inc. (the “Company”), a Nevada Corporation, does hereby consent to the adoption of the following resolution by written consent, without a meeting of the Board of Directors of the Company, pursuant to the Nevada General Corporate Law.

WHEREAS, the sole director believes that it is in the best interest of the Company to approve an extension of time with respect to the Company’s offering of two million (2,000,000) shares of the Company’s Common Stock, par value $.001 per share, which were registered under the Securities Act of 1933, effective  March 29, 2013.

NOW THEREFORE IT IS:

RESOLVED, that the sole director of the Company, hereby authorizes and empowers, in the name and on behalf of the Company, to execute such document and to take such additional action as he may deem necessary or desirable in order to implement the intent and purpose of the foregoing resolution.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the June 19, 2015.

/s/  Kevin Jones, Chairman